Exhibit 4.8

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	BANK OF CHINA LIMITED, LONDON BRANCH
___ March 2011
Vodafone Group Plc — €4,000,000,000 Revolving Credit Agreement
dated 1 July 2010 (as amended from time to time) (the “Credit Agreement”)
Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.
We refer to Clause 2.8 (Additional Lenders).
We, Bank of China Limited, London Branch agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Lender in accordance with Clause 2.8 (Additional Lenders) with effect on and from ____ March 2011.
Our Revolving Credit Commitment is €150,000,000.
We confirm to each Finance Party that we:
(a)	have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied exclusively on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)	will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Commitment is in force.
The Facility Office and address for notices of the Additional Lender for the purposes of Clause 32.2 (Addresses for notices) is:
Bank of China Limited, London Branch 1 Lothbury, London, EC2R 7DB
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.
BANK OF CHINA LIMITED, LONDON BRANCH
By:
THE ROYAL BANK OF SCOTLAND PLC
By:
VODAFONE GROUP PLC
By:

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